UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2014 (December 16, 2014)

New York REIT, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-36416	27-1065431
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

405 Park Avenue
New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2014, in light of his recent appointment as interim chief executive officer and interim chairman of American Realty Capital Properties, Inc., William G. Stanley resigned from his roles as a director, lead independent director, audit committee chair, nominating and corporate governance committee chair and compensation committee chair of New York REIT, Inc. (the “Company”), effective as of December 17, 2014. Mr. Stanley did not resign pursuant to any disagreement with the Company. Simultaneously with Mr. Stanley’s resignation, the Company’s board of directors appointed P. Sue Perrotty, currently an independent director and member of the audit committee of the Company, to serve as the Company’s audit committee chair. The board of directors has determined that Ms. Perrotty qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The board also appointed Mr. Perrotty to serve as the Company’s nominating and corporate governance committee chair and compensation committee chair.

Also effective December 17, 2014, the board of directors of the Company appointed Randolph C. Read as an independent director and a member of the audit committee, the nominating and corporate governance committee and the compensation committee. There are no related party transactions involving Mr. Read that are reportable under Item 404(a) of Regulation S-K.

Mr. Read, 62, has been President and Chief Executive Officer of Nevada Strategic Credit Investments, LLC since 2009.  From 2007 to 2009 Mr. Read served with The Greenspun Corporation, lastly as Executive Director and President, whose companies included its wholly owned subsidiary American Nevada Realty.  Mr. Read has previously served as President of a variety of other companies, including International Capital Markets Group, Inc.  Mr. Read serves on the Board of Directors of Pacific Millennium Packaging Group Corporation (Hong Kong) and the advisory board of the Flying Food Group, LLC and has previously served on a number of public and private company boards.  He is admitted as a Certified Public Accountant and has an M.B.A. in Finance from the Wharton Graduate School of the University of Pennsylvania and a B.S. from Tulane University.

The Company believes that Mr. Read’s prior business experience and his leadership qualities make him well-qualified to serve on the board of directors.

Mr. Read, like the Company’s other independent directors, will participate in the Company’s compensation program for independent directors and the director incentive restricted share plan. The Company pays to each of its independent directors a retainer of $100,000, $50,000 of which is payable in the form of cash and $50,000 of which is payable in the form of restricted shares of common stock (one third of which vests in each of the succeeding three years). Each independent director receives $30,000 in cash in the aggregate as an annual fee for his or her service on the audit committee, compensation committee and nominating and corporate governance committee. Each independent director may elect to receive restricted shares of common stock (one third of which vests in each of the succeeding three years) in lieu of all or a portion of the $30,000 annual fee for service on the audit committee, compensation committee and nominating and corporate governance committee. Each independent director also receives $2,000 for each meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee) and $1,500 for each meeting attended by telephone. The independent directors are entitled to receive $750 for each transaction reviewed and voted upon electronically with a maximum of $2,250 for three or more transactions reviewed and voted upon per electronic meeting. If there is a meeting of the board and one or more committees in a single day, the fees are limited to $2,500 per day ($3,000 for the chairperson of the audit committee if there is a meeting of such committee). Vesting of restricted shares of common stock issued to independent directors will accelerate upon such director’s retirement or other termination of services (other than a termination for cause).

A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated December 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW YORK REIT, INC.

December 18, 2014	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors